Exhibit 10.64

Fixed-Term Building Lease Agreement

PayPay Retained Copy

20240360

Agreement Summary

	Lessor	Mitsubishi Estate Company, Limited (“Lessor”)

	Lessee	PayPay Corporation (“Lessee”)

Building	Name	YOTSUYA TOWER (the “Building”)
	* * * * * *	* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
	Location	1-6-1 Yotsuya, Shinjuku-ku, Tokyo
	Construction and floors	Steel construction with 3 floors below ground, 31 floors above ground, and 1 tower (partly steel framed reinforced concrete construction, partly reinforced concrete construction)

Leased Premises (see attached drawing)	Floor and Unit Number	23F ex 2301
	Contracted Floor Area	17,234.22 m2

	Lease Term	From February 1, 2025 to January 31, 2030

	Rent	¥172,049,200 per month

	Common Service Charge and Air-Conditioning Charges	* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

	Method of Rent Payment	On the 25th of each month, pay rent for the following month to Lessor or a person designated by Lessor, by transfer to the separately designated bank account.

	Purpose of Use	Office of Lessee

	Security Deposit (Shikikin)	¥2,064,590,400

	* * * * * * * * * * * * * *	* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

	Security Deposit Date	¥2,064,590,400 by the day before the commencement of the Lease Term

	Special Terms	See attached “Special Terms”

Lessor and Lessee have consulted and agree to enter into a fixed-term building lease agreement as follows pursuant to Article 38 of the Act on Land and Building Leases (the “Act”), with respect to the Lessor’s leasing to Lessee of the Premises set out in the above Contract Table, through the person specified below as Lessor’s agent (“Lessor’s Agent”), in witness whereof this instrument has been prepared, and each of Lessor’s Agent and Lessee shall retain one original.

If this Agreement is executed by electronic or magnetic means, Lessor and Lessee confirm that they have been informed how to confirm that the electronic contents of the electronic version of this Agreement have not been altered, and that the date below is the execution date, regardless of the date on which the electronic or magnetic measures in evidence of agreement were completed.

April 30, 2024

Lessor:	1-1-1 Otemachi, Chiyoda-ku, Tokyo
Mitsubishi Estate Company, Limited
Atsushi Nakajima, President and Chief Executive Officer

Lessor’s Agent:	2-5-1 Marunouchi, Chiyoda-ku, Tokyo
Mitsubishi Estate Property Management Co., Ltd.
Hitoshi Kubo, President and Director [seal]

Real estate notary
[stamp: Hajime Suzuki
(Tokyo) No. 272075]

Lessee:	1-3 Kioicho, Chiyoda-ku, Tokyo
PayPay Corporation
Ichiro Nakayama, Representative Director [seal]

Article 1 Leased Premises; Contract Area

The leased premises are as set out under the “Building” subsection under “Leased Premises”” in the agreement summary (the “Agreement Summary”). (See attached plan view.)

Article 2 Lease Term

1.	The lease term is set out under “Lease Term” in the Agreement Summary.

2.

Lessor shall hand over the leased premises to Lessee on the start date of the “Lease Term” set out in the Agreement Summary; however, if Lessee fails to perform the obligations provided for in Article 15, Paragraph 1 or its other obligations under this Agreement, Lessor may withhold the handover of the leased premises until Lessee’s obligations are performed (or, in the case of a breach of prohibited acts, until the breach is cured).

3.	This Agreement will not be renewed and will terminate at the end of the term provided for in Paragraph 1.

4.	If Lessor conducts sales activities during the Lease Term for the purpose of leasing the leased premises to a third party after the end of the Lease Term, Lessee shall cooperate with those activities.

Article 3 Common Service Charge; Air-Conditioning Charges; Other Expenses

1.

The rent is the amount set out under “Rent” in the Agreement Summary, and the method of payment is as set out under “Method of Rent Payment” in the Agreement Summary. However, Lessor may demand payment directly from Lessee. For any period of less than one month, rent shall be prorated based on the number of days in the month. The rent will not be revised and Article 32 of the Act does not apply.

2.

In addition to the rent, Lessee shall pay the “Common Service Charge and Air-Conditioning Charges” set out in the Agreement Summary separately designated by Lessor (the rent and the Common Service Charge and Air-Conditioning Charges, collectively “Rents”) by the same method of payment as that for rent. However, if the “Common Service Charge and Air-Conditioning Charges” set out in the Agreement Summary is **, the “Common Service Charge and Air-Conditioning Charges” is included in the “Rent” set out in the Agreement Summary. The Common Service Charge and Air-Conditioning Charges will not be revised and Article 32 of the Act does not apply.

3.	Lessee shall bear electricity charges for the leased premises and the charges for any water, gas, and other utilities in the leased premises.

4.	In addition to the preceding three paragraphs, Lessee shall pay to Lessor the expenses set out under “Special Terms” in the Agreement Summary.

Article 4 Consumption Taxes

Lessee shall separately bear the consumption tax and similar taxes payable on taxable Rents and other expenses, to be paid in the same manner as that for the rent.

Article 5 Cost of Performance

Lessee shall bear any costs incurred by Lessee in the performance of its obligations.

Article 6 Purpose of Use

1.	Lessee shall not use the leased premises for any purpose other than the “Purpose of Use” set out in the Agreement Summary.

2.

Lessee shall not use the leased premises for the purpose of renting out its address or providing services such as answering phone calls and receiving post under the name of a third party other than Lessee (including, but not limited to, desk rental and virtual office services).

Article 7 No Assignment of Lease or Subletting; Restrictions on Shared Occupancy and Indication of Occupancy

1.	Lessee shall not assign leasehold rights, sell or purchase leasehold rights, or sublet or lend out the leased premises.

2.	Lessee shall not cause any other person to occupy the leased premises or indicate the occupancy of any occupant other than Lessee without the consent of Lessor.

3.	The period of any shared occupancy under the preceding paragraph (the person with whom occupancy of the leased premises is shared, the “Co-Occupant”) shall not exceed the lease term of this Agreement.

4.	Lessee shall cause the Co-Occupant to comply with and perform this Agreement.

Article 8 Fixtures and Fittings

1.

Lessee must obtain the consent of Lessor before commencing work on any repairs and alterations, installation of new fixtures, or other change to the current condition of the leased premises or the common surfaces of partition walls dividing the leased premises, even if Lessee bears the cost of that work.

2.

Lessee shall bear any fixed asset tax, city planning tax, real estate acquisition tax, and other taxes and public charges payable on the fixtures, fittings, and equipment installed or added pursuant to the preceding paragraph, irrespective of whom they are charged to.

3.	The responsibility for conducting and paying the cost of construction work under Paragraph 1 is as set out in the Table of Construction Work designated by Lessor.

Article 9 Repairs

1.	If any part of the leased premises requires repair, Lessee shall promptly notify Lessor of that fact, Lessor shall take appropriate action without delay.

2.

Lessee shall cooperate with any repair, modification, or maintenance work or the like (including for power or water outages) by Lessor or a person designated by Lessor that Lessor determines to be necessary based on the notice under the preceding paragraph or another reason.

3.

Lessor or a person designated by Lessor shall notify Lessee before entering the leased premises to perform repairs or other work under the preceding paragraph. However, Lessor or a person designated by Lessor may enter the leased premises without notice to perform repairs or other work in an emergency and notify Lessee promptly after the work is completed.

4.

Neither Lessor nor the person designated by Lessor is liable for any damage incurred by Lessee due to repair or other work conducted by Lessor or the person designated by Lessor under Paragraph 2 or the results of that work, unless that damage is due to the intent or negligence of Lessor or a person designated by Lessor.

5.	Lessee shall bear the cost of any repairs that are required due to the intentional actions or negligence of Lessee.

Article 10 Management

1.	Lessee shall use the leased premises and the common areas with the due care of a prudent manager and shall take care to prevent accidents and damage.

2.

Lessee shall maintain the compliance of the leased premises with the Building Standards Act, the Fire Service Act, and other related laws and regulations. If servers or the like are installed, Lessee shall make backups and take other appropriate measures to prevent damage.

3.

Lessor shall obtain fire insurance and other non-life insurance and liability insurance with respect to the equipment, fixture, fittings, and the like within the leased premises to insure against any unforeseen event during the lease term, at its own responsibility and cost.

Article 11 Damages

1.

Lessee shall compensate for any damage to the Premises, equipment, fixtures and fittings, and common areas in the leased premises, the Building, or the premises of the Building that is due to an intentional act or negligence of Lessee, the Co-Occupant, or an agent, director, employee, or contractor of Lessee or a Co-Occupant (“Lessee, Etc.”).

2.

Lessee shall handle, at its own responsibility and cost, any event of death, injury or property damage to a third party caused by an intentional action or negligence of Lessee, Etc. or any dispute that arises with a third party.

Article 12 No Liability

1.

If all or part of the fixtures and fittings, hardware including servers and computers, software, data, and other property of the Lessee, Etc. is destroyed or damaged due to an earthquake, fire, wind and water damage, or other force majeure, power outage, flooding, repair accident, theft, or loss, Lessor is not liable for any resulting damage incurred by Lessee, Etc. unless said damage is due to Lessor’s intentional action or gross negligence.

2.	If Lessor is liable for gross negligence under the preceding paragraph, Lessor’s liability to Lessee, Etc. shall be limited to a maximum of one month’s rent.

Article 13 Procedures on Expiration of Lease Term

1.	Lessor shall give notice to Lessee that the lease will expire due to the expiration of term at least six months, but no more than 12 months, prior to the expiration of the lease term.

2.

If notice is given under the preceding paragraph, this Agreement will terminate upon expiration of the lease term, and Lessee shall surrender the leased premises to Lessor by the end of the lease term.

3.

If Lessor does not give notice under Paragraph 1, Lessor may not assert the termination of this Agreement against Lessee; however, if Lessor notifies Lessee of the termination of the lease due to expiration after the notice period has ended, Lessor may assert the termination of this Agreement against Lessee after the passage of six months from the date of that notice.

Article 14 Termination Without Cause

Neither Lessor nor Lessee may terminate this Agreement without cause.

Article 15 Security Deposit (Shikikin)

1.

Lessee shall deposit to Lessor the amount of the “Security Deposit” set out in the Agreement Summary by the “Security Deposit Date” set out in the Agreement Summary in order to secure its obligations under this Agreement. No interest shall accrue on the security deposit.

2.	The Security Deposit secures Lessee’s obligations to Lessor under service agreements for interior work and repair work, cleaning contracts, security contracts and the like for the leased premises.

3.

If there are any other lease agreements between Lessor and Lessee (the “Other Contracts”), the Security Deposit will also secure the obligations of Lessee to Lessor under the Other Contracts and the obligations of Lessee to Lessor under the preceding paragraph with respect to the leased premises and subleased premises under the Other Contracts.

4.

If Lessee is required to pay late rent, damages, or other obligations under this Agreement or the Other Contracts provided for in the preceding paragraph or obligations under a contract for interior work or repair work on the leased premises or the premises leased under the Other Contracts provided for in the preceding paragraph, Lessor may appropriate the security deposit to those payments, in which case Lessor shall notify Lessee of that appropriation after the fact.

5.	In the case provided for in the preceding paragraph, Lessee shall make up the Security Deposit within 10 days after receiving notice to that effect.

6.	Lessee may not assert the off-set of the Security Deposit against rent or any other obligation owed to Lessor.

7.

After termination of this Agreement due to expiration, for cause, or without cause, Lessor shall return the remaining amount of the Security Deposit, if any, to Lessee after Lessor has appropriated the security deposit to any amounts payable by Lessee, provided that Lessee has fully vacated the leased premises.

Article 16 No Assignment or Provision as Security of Claim for Return of Security Deposit

Lessee may not transfer or provide as security to a third party its claim for the return of the Security Deposit.

Article 17 Late Payment Charge

If Lessee is late in paying rent or other obligations under this Agreement, Lessor may claim damages from Lessee at the rate of 5% per day (18.25% per annum) on the overdue amount. However, Lessee’s payment of the late payment charge does not in any way affect Lessor’s right to terminate this Agreement under Article 21.

Article 18 Notice of Change of Registered Matters, Etc.

Lessee shall notify Lessor in writing without delay of any material change in Lessee’s address, name, trade name, representative, head office location, articles of incorporation, or other commercial registration matters or personal information, or any other material change in relation to this Agreement, and attach to that notice a certificate of registered information (if Lessee is an individual, resident record), registered seal certificate, and similar documents.

Article 19 Compliance with Building Bylaws

Partner shall comply with the building bylaws designated by Lessor that are attached to this Agreement.

Article 20 Elimination of Antisocial Forces

1.	Lessee covenants the following matters:

(i)

neither Lessee, Etc. nor any of its officers (meaning any employee, director, or executive officer or similar person engaged in the execution of business) is an organized crime group (boryokudan), company affiliated with an organized crime group, shareholder meeting extortionist (sokaiya), or similar entity or a member of such an entity (collectively, an “Antisocial Force”); and

(ii)	Lessee does not allow Antisocial Forces to use its name in order to enter into or perform this Agreement.

2.	Lessee shall not commit any of the following acts in connection with this Agreement, itself or using a third party:

(i)	threatening behavior or violence; or

(ii)	use of fraudulent means or force to obstruct business or damage credibility.

Article 21 Termination for Cause

1.	If Lessor or Lessee breaches this Agreement (in the case of Lessee, including the bylaws provided for in Article 20), the other party may terminate this Agreement without issuing any demand for cure.

2.	Lessor may terminate this Agreement immediately without notice or demand for cure if any of the following events occurs with respect to Lessee:

(i)	insolvency or suspension of payments;

(ii)	decision to commence bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, or the like;

(iii)	Lessee is the subject of provisional attachment, provisional disposition, foreclosure, compulsory execution, auction, disposition for delinquency, or the like;

(iv)	Lessee commits any act that violates public morals;

(v)	Lessee, Etc. commits assault or intimidation, uses abusive language, creates a disturbance, acts violently, or otherwise commits an act that disturbs order and public morals in the Building;

(vi)	Lessee provides the leased premises for use as the head office or other locus of activities of Antisocial Forces;

(vii)	Lessee allows Antisocial Forces to use or repeatedly and continuously enter the leased premises; or

(viii)	Lessor’s trust in Lessee is otherwise seriously impaired.

3.

If Lessor terminates this Agreement under either of the preceding two paragraphs, Lessee shall pay to Lessor a penalty equivalent to the total rent from the day after termination to the lease expiration date. However, if the period from the day after termination to the lease expiration date is less than six months, the penalty shall be equivalent to six months’ rent. This does not preclude Lessor from claiming damages for the termination of the agreement or Lessee’s late vacation of the leased premises.

Article 22 Force Majeure

1.

If, due to a natural disaster or other reason not attributable to either party, all or part of the Building is destroyed or damaged rendering the purpose of this Agreement unachievable, either party may terminate this Agreement by notifying the other party.

2.	Neither party is liable for any damage suffered by the other party as a result of the preceding paragraph.

Article 23 Vacation Restoration Obligations

1.	Lessee shall surrender the leased premises upon the termination of this Agreement.

2.

If Lessee does not surrender the leased premises upon the termination of this Agreement, Lessee shall pay to Lessor the amounts set out in (i) and (ii) below for the period from the day after the termination of this Agreement until surrender is completed, and compensate Lessor for any damage incurred due to the delayed vacation.

(i)	Damages in an amount equal to double the equivalent of Rent

(ii)	An amount equivalent to electricity and water charges and other expenses

3.

Lessee shall remove, at Lessee’s own expense, any fixtures, fittings, equipment or the like installed or added by Lessee, repair any changes, soilage, or damage to the common parts of partition walls dividing the leased premises (if any fittings are attached by Lessee), fixtures, fittings, and equipment (including wear and tear arising from normal use and enjoyment of the leased premises and changes due to the passage of time), repaint or replace the surfaces of the walls, ceiling, and floor, restore the leased premises to their original state based on the Table of Construction Work and original condition drawings designated by Lessor, and surrender the Premises to Lessor.

4.	The restoration work provided for in the preceding paragraph will be performed by Lessor, Lessor’s agent, or a person designated by Lessor or Lessor’s Agent, and Lessee shall bear the cost thereof.

5.

If Lessee does not remove its property from the leased premises after the termination of this Agreement, Lessor may dispose of that property at its discretion. In such case, Lessor may charge the cost of removal and disposal to Lessee.

6.

Upon surrendering the leased premises, Lessee shall not make any claim for reimbursement of expenses spent on the leased premises or fixtures, fittings, or equipment, or any relocation fees, exit fees, rights fees, or other money of any description. In addition, Lessee shall not demand the purchase of any fixtures, fittings, or equipment installed or added by Lessee.

Article 24 Transfer and Retention of Lessor Status

1. If Lessor owns the leased premises and leases the leased premises to Lessee, and Lessor transfers ownership of the leased premises to a third party (the “Transferee”), Lessor shall notify Lessee in writing and cause the Transferee to succeed Lessor’s status as lessor under this Agreement and all of the obligations that

Lessor owes to Lessee under this Agreement without liability (including the obligation to return the security deposit under Article 15 after deduction of the secured obligations of Lessee toward Lessor; “Lessor Status”). However, any monetary claims and obligations of Lessor with respect to Lessee that arise before the transfer of Lessor’s Status to the Transferee will not be assumed by the Transferee.

2. Notwithstanding the preceding paragraph, if Lessor and the Transferee agree that Lessor will retain Lessor Status and that the Transferee will lease the leased premises to Lessor, Lessor shall continue to hold all of the rights and obligations of the lessor with respect to Lessee provided for in this Agreement. In such case, however, Lessor shall notify Lessee in writing.

3. If Lessor does not own all or part of the leased premises and leases the same from the owner (the “Owner”; that lease agreement, the “Original Lease”) for subleasing to Lessee (including where this situation arises after the execution of this Agreement pursuant to the preceding paragraph), then upon the termination of the Original Lease for any reason, the Owner will succeed Lessor Status with respect to Lessee without liability, and the Owner will become the direct lessor to Lessee. However, any monetary claims and obligations of Lessor with respect to Lessee that arise before the transfer of Lessor Status to the Owner will not be assumed by the Owner.

Article 25 Energy Conservation; Environmental Considerations

1.

Lessor and Lessee share the vision of conserving energy and reducing the environmental footprint of the Building and the leased premises, and shall make the effort to cooperate in any measures taken by the other party to this end (including, but not limited to, sharing energy consumption, setting reduction targets, and obtaining environmental certification).

2.

If the Building is required to comply with relevant laws and ordinances concerning global warming countermeasures, Lessor or Lessee may request that the other party take necessary measures (including, but not limited to, holding global warming countermeasures meetings and setting energy consumption reduction targets), and the other party shall make the effort to comply with that request.

3.

If the state of the leased premises is changed under Article 8, Lessee shall make the effort to reduce the amount of waste generated during that work, and to use equipment and materials that contribute to energy conservation and reduction of environmental impact.

4.

If Lessor renovates the Building in a manner that contributes to energy conservation and reduction of environmental impact, and that work reduces Lessee’s energy consumption or has a similar beneficial effect for Lessee, Lessor may request consultation with Lessee regarding sharing the costs of that work in line with the beneficial effect generated.

Article 26 Governing Law; Jurisdiction

This Agreement is governed by the laws of Japan, and the district court with jurisdiction over the location of the “Building” set out in the Agreement Summary has exclusive jurisdiction at first instance over any dispute between Lessor and Lessee arising in connection with this Agreement.

Article 27 Confidentiality

1.

Lessor (in this Article, including Lessor’s Agent) and Lessee shall maintain as confidential the content of this Agreement and any information and materials disclosed or provided by the other party (“Confidential Information”), and shall not disclose or divulge Confidential Information to any third party other than an attorney at law, certified public accountant, or certified public tax accountant without the prior written consent of the other party. However, Confidential Information does not include any of the following information and materials:

(i)	information and materials that were publicly known or in the public domain at the time of disclosure or provision;

(ii)	information and materials that becomes publicly known or entered the public domain after disclosure or provision due to a reason not attributable to the receiving party;

(iii)	information and materials that the receiving party is able to prove it already possessed at the time of disclosure or provision; and

(iv)	information and materials received from a duly authorized third party without assuming any obligation of confidentiality.

2.	Notwithstanding the preceding paragraph, either party may disclose confidential information if:

(i)	that disclosure is a legal obligation under laws and ordinances; or

(ii)	that disclosure is ordered by a public agency pursuant to laws and ordinances.

3.	Lessor and Lessee shall cause their respective employees to assume confidentiality obligations equivalent to their respective obligations under this Agreement.

4.

Notwithstanding Paragraph 1, Lessor may disclose Confidential Information to the Owner (including any trust beneficiary, investor, potential investor, asset manager, real estate appraiser, or other related party of the Owner) or a potential buyer (including an agent or broker) of the Building (including trust beneficiary rights), provided that Lessor causes the Owner to assume confidentiality obligations equivalent to those of Lessor under this Agreement.

5.	The confidentiality obligations under this Article will remain in effect after the termination of this Agreement.

Article 28 Joint and Several Guarantee

1.

If Lessee has a joint and several guarantor, the joint and several guarantor shall be jointly and severally liable for any and all obligations owed by Lessee to Lessor under this Agreement, even if there are changes in the terms or content of the lease, as long as this Agreement remains in effect.

2.

Lessee and the joint and several guarantor shall notify Lessor in writing without delay of any material change in the joint and several guarantor’s address, name, trade name, representative, or other commercial registration matters or personal information, or any other material change in relation to this Agreement, and attach to that notice a certificate of registered information (if the joint and several guarantor is an individual, resident record), registered seal certificate, and similar documents.

3.

If Lessor determines that it is necessary to change the joint and several guarantor and notifies Lessee to that effect, or if the joint and several guarantor is absent due to death, dissolution, or a similar event, Lessee shall immediately appoint another joint and several guarantor and obtain Lessor’s approval.

4.	If Lessee has a joint and several guarantor, the joint and several guarantor assumes the obligations provided for in Paragraphs 1, 2, 3 and 5 of the preceding Article.

Article 29 Agent

1.

Lessor shall delegate all authority concerning this Agreement to Lessor’s Agent, and Lessor’s actions toward Lessee will be performed through Lessor’s Agent. However, this does not preclude Lessor from directly exercising its rights against Lessee.

2.

The Security Deposit provided for in Article 15 secures Lessee’s obligations to Lessor’s Agent (not subject to Lessor’s Agent retaining the status of agent of Lessor; the same applies hereinafter) under service agreements between Lessor’s Agent and Lessee for interior work and repair work, cleaning contracts, security contracts and the like for the leased premises (the “Ancillary Agreements”), and secures Lessee’s obligations to Lessor’s Agent under the Ancillary Agreements with respect to the premises leased under any Other Contracts that may exist. Lessee may not assert the off-set of the security deposit against any obligation owed to Lessor’s Agent.

3.	Lessor’s Agent shall cause its employees to assume obligations equivalent to the confidentiality obligations of Lessor under Article 27.

4.

The joint and several guarantor provided for in Article 28 shall be jointly and severally liable for any and all obligations owed by Lessee to Lessor’s Agent under the Ancillary Agreements, even if there are changes in the terms or content of the Ancillary Agreements, as long as the Ancillary Agreements remain in effect.

End

Exhibit

Special Terms

Special Term 1

Lessor rents the leased premises from the Owner, and subleases the leased premises to Lessee with the consent of the Owner.

Special Term 2

The leased premises (including common areas) shall be delivered pursuant to Article 2, Paragraph 2 of this Agreement in the same condition as at the time of surrender by the previous lessee (meaning the lessee of the leased premises at the time of conclusion of this Agreement; the same applies hereinafter). In addition, Lessee shall maintain and manage the property succeeded from the previous lessee in the leased premises (including common areas) at Lessee’s responsibility and cost, and the parties confirm that Lessor is not responsible for any property inherited from the previous lessee.

Special Term 3

Notwithstanding Article 3, Paragraph 1 of this Agreement, the rent provided for in Article 3, Paragraph 1 of this Agreement shall be reduced to \20,853,400 per month for the period from February 1, 2025 to August 31, 2025. In addition, Article 32 of the Act shall not apply to any of the rent provided for in this Special Term.

Special Term 4

Article 13 of the Agreement is hereby amended in its entirety as follows.

Article 13 Procedures on Expiration of Lease Term

1.	Lessor shall give notice to Lessee to the effect that the lease will expire due to the expiration of the term at least six months but no more than 12 months prior to the expiration of the lease term.

2.

In addition to notice under the preceding paragraph, at least six months and no more than 12 months before the expiration of the lease term, Lessor may confirm Lessee’s intention to recontract, and if Lessee intends to recontract, and an agreement to recontract is reached between the parties at least six months before the expiration of the lease term, the parties shall recontract. After recontracting, the lease shall remain a ”Fixed-Term Building Lease” as defined in Article 38 of the Act.

3.

If an agreement to recontract under the preceding paragraph is not reached at least six months before the expiration of the lease term, Lessee shall surrender the leased premises to Lessor on or before the termination day of this Agreement.

4.

If the parties recontract pursuant to Paragraph 2, any obligations of either party still outstanding after deducting any unpaid rent or other obligations owed by Lessee to Lessor that arose before the termination date of this Agreement shall be deducted from the security deposit, and Lessor shall return the balance of the security deposit to Lessee. However, if agreed between the parties at the time of recontracting, the balance need not be returned to Lessee and may instead be applied to the security deposit for the recontract.

5.	If the parties recontract pursuant to Paragraph 2 and Lessee continues to lease the leased premises from Lessor, the provisions of Article 23 shall not apply.

6.

At least six months and no more than 12 months before the expiration of the lease term, Lessor may confirm the intention of a third party which Lessor has permitted to occupy the leased premises with Lessee ,pursuant to the provisions of Article 7, Paragraph 2, (the “New Lessee”) to lease the leased premises after the expiration of the lease term. If the New Lessee intends to lease, and an agreement is reached between Lessor and the New Lessee at least six months before the expiration of the lease term, Lessor shall enter into a lease agreement with the New Lessee. That agreement shall be a Fixed-Term Building Lease agreement provided for in Article 38 of the Act.

7.

The scope of the joint and several guarantee under Article 28, Paragraph 1 shall include all obligations of Lessee to Lessor under any recontract entered into by Lessee after the expiration of the lease term, and all obligations of the New Lessee to Lessor under any lease agreement entered into between Lessor and the New Lessee under the preceding paragraph. The joint and several guarantor shall affix its name and seal to the recontract or the lease agreement between Lessor and the New Lessee.

Special Term 5

The original condition of the leased premises (including common areas) provided for in Article 23 of this Agreement shall be as indicated separately in the diagramns. In addition, the parties confirm that the set of existing fixtures and fittings in the leased premises (including common areas) inherited by Lessee from the previous lessee and the fixtures and fittings newly added by Lessee are subject to the obligation to restore the leased premises to its original condition provided for in Article 23 of this Agreement, and that Lessee is responsible for restoring the leased premises (including common areas) to their original condition, including replacing, painting and cleaning the interior dressing, to the standards of the Building.

End

COMORE Yotsuya YOTSUYA TOWER: Building Bylaws (Office)

I.	Guide

1.	Opening and Closing Hours

Opening time	Closing time	After-hours entrance
7:00	24:00	Please use the night service entrance on the 1st floor when the building is closed.

(i)

The opening and closing times of entrances are subject to change for administrative reasons. Security cards are required outside the office entrance opening hours set out below, even when the building is open.

•	Office entrance opening hours: 7:00 to 20:00 on weekdays

(ii)	In the event of an emergency such as a storm or flooding, we may restrict access to the building to prevent flooding and other damage at our sole discretion.

2.	Air-Conditioning and Ventilation

(i)

The air-conditioning in the premises can be turned on and off, and the temperature can be adjusted, using the remote control in the premises. The cost of air-conditioning will be charged according to the amount used.

(ii)

Ventilation is provided in the premises from 8:00 to 19:00 p.m. on weekdays in principle. The system does not operate on weekends, national holidays, New Year holidays, and days when the building is without electricity. If you wish to use ventilation on weeknights (from 19:00 to 8:00), weekends, national holidays, and New Year holidays (hereinafter referred to as “After Hours”), please apply in advance in the prescribed manner. Separate fees will be charged for After-Hours ventilation according to the duration and amount of usage.

3.	Elevators and Escalators

(i)	All elevators operate automatically throughout the day in principle, but some elevators will not stop at certain floors depending on whether the building is open or closed.

(ii)	The office elevator banks will operate as follows.

•	Elevators do not stop at 2F between 24:00 and 7:00 every day. Please enter and leave the building through B1 at these times.

•	Persons who do not hold an IC card may use the elevators only during office entrance opening hours (7:00 to 20:00 on weekdays). (IC card holders can use the elevators 24 hours a day.)

The office elevators may be restricted to certain floors during times where high use is anticipated, such as during commuting hours.

(iii)	All escalators operate from 7:00 to 24:00 in principle.

(iv)	The number of elevators and escalators in operation is subject to change for administrative reasons.

(v)	Due to weight and size restrictions, please notify us in advance if you plan to transport heavy items or use the elevators or escalators for an extended period.

4.	Hot Water Supply

Potable hot water is supplied to the kitchenettes on each floor from 8:00 to 19:00 on weekdays in principle. The system does not operate on weekends, national holidays, New Year holidays, and days when the building is without electricity. It is not permitted to use potable hot water for purposes other than human consumption.

5.	Exterior Window Cleaning

We will clean the outside of the exterior window glass periodically.

6.	Post

Regular mail is delivered to the mailbox in the mail room on B2F.

7.	Electrical Shutdown Days

On the third Saturday of July each year, electricity is shut off for the entire building to allow for inspections of the electrical equipment and other facilities in accordance with laws and ordinances. In addition to the above, electricity may be shut off due to work on electrical equipment and other facilities. In this case, you will be notified in advance.

II.	Reminders for Use

1.	Building Maintenance

(i)	Please take sufficient care to maintain the building and ancillary facilities.

(ii)	If you find any damage or malfunction in the building or auxiliary facilities, please contact the Disaster Prevention Center.

(iii)	The floor has a load limit, so please consult with us in advance if you intend to install or move heavy items such as safes, mobile racks, etc.

(iv)

All electrical equipment in the building is under the safety supervision of the chief electrician in accordance with laws and ordinances, and staff will conduct inspections from time to time as necessary. Please appoint a person responsible for the day-to-day use of electrical devices and handle these responsibilities with care. You are responsible for the regular inspection and maintenance of your own electrical devices. We may ask you to submit the results of inspections, etc. in writing as necessary.

(v)	Please discuss with us before installing large electrical devices, as there is a limit to the capacity of the electrical equipment.

(vi)	Please refrain from using the wall outlets as they are for cleaning and other administrative purposes only.

(vii)	Construction work is necessary from time to time in order to manage the building. We ask for your patience on these occasions and apologize for any inconvenience caused.

(viii)	Please cooperate in conserving electricity, water, and other energy resources.

2.	Reminders for Building Work

(i)

If you wish to repair, redecorate, or build a new structure, please discuss with us in advance and submit a work notice for our approval before proceeding. We will handle all construction work that may affect the structure of the building and all work on electrical, plumbing, heating, ventilation, and air conditioning equipment (for details regarding the construction categories, please refer to the Table of Construction Work attached to the lease agreement). The work notice also sets out important matters regarding construction, so please ensure that all workers are made aware of these matters in advance.

(ii)

The use of fire is prohibited in principle. However, if it is unavoidable, please discuss with us in advance and submit a “Notification of Fire Fighting Plan During Construction” to the local fire department.

(iii)	Work involving noise, vibrations, dust, or odors is limited to late nights on all days. Please consult with us in advance and conduct the work during the designated time.

(iv)	Please note that we may direct workers to stop work in the premises if the any of the following items applies:

(1)	the work being performed is different from that discussed in advance;

(2)	the work is in breach of relevant laws and regulations;

(3)

the work interferes, or is likely to interfere, with the use of the facilities by other tenants or users, even during the hours specified in (iii) above; or(4)the work is deemed inappropriate from the standpoint of building and ancillary facility maintenance, disaster management, and sanitation management.

(v)	You are in principle responsible for unlocking the premises and turning off alarms to give workers access.

(vi)

Please use the designated protective coverings in common areas used for work and materials transport. If the work results in any scratches, stains, or damage to the common areas, please notify us. The party responsible shall bear the cost of replacement or repair.

(vii)

Unused materials, soil, garbage, liquid waste, and the like generated by construction must be placed in bags, boxes, or other special containers and taken outside the facilities for proper disposal in accordance with laws and ordinances.

(viii)	If electrical equipment that you own is defective and there is a risk of an electrical accident, we may ask you to follow the instructions of our chief electrical engineer.

3.	Reminders for General Use

(i)	If you wish to display your company name or other information in the premises, please obtain our approval in advance and display it in the area designated by us.

(ii)	It is not permitted to write or affix signs of any kind on windows, the walls of common areas, or similar places.

(iii)

It is not permitted to leave any object in the hallways and other common areas or engage in any activities that may cause disturbance to the surrounding areas, including fighting, emitting odors, and creating vibrations.

(iv)	Smoking is not permitted in the common areas inside or outside the building, except in designated smoking areas.

(v)	It is not permitted to set up a telecommunications line in the name of another person.

(vi)	Please use the loading bay on B2F for loading and unloading goods. It is not permitted to use the main entrances and guest elevators for this purpose.

(vii)	The loading/unloading vehicle must be no greater than 3.4 m in height, 7.7 m in length, and 3.0 m in width, and the use of the loading bay is limited to 30 minutes at a time.

(viii)	If you are loading or unloading a large volume of goods due to relocation, construction, or the like, please submit a work notice and discuss with us in advance.

(ix)	Please ensure that all workers are made aware of the above matters when loading and unloading goods.

(x)	Please check the switches, etc. of electrical devices before leaving the premises.

(xi)	It is not permitted to park bicycles, motorcycles, or other vehicles outside the designated areas.

(xii)	No on-street parking is available near the facilities. Please refrain from parking on the street.

(xiii)	If you call for an ambulance, please inform the Disaster Prevention Center as well.

(xiv)	No animals (except assistance dogs) may be brought into the animal-free areas of the building or kept in the building.

4.	Sanitation, Cleaning, and Inspection

(i)	In the interest of the environment, please place separate garbage bins in the premises, and separate waste for disposal according to the established method.

(ii)

Dust, paper waste, and the like are collected separately, so please dispose of these in the designated separate collection containers for each type of waste. Please dispose of tea in the containers provided in the kitchenettes.

(iii)	Please take kitchen waste and other odorous items to the rubbish disposal room on B2F.

(iv)	You are responsible for collecting, transporting, and disposing of oversize waste and industrial waste in compliance with laws and ordinances.

(v)

If you do not intend to clean the premises at your own cost, please enter into a cleaning contract with us. If you do not intend to clean the interior windows at your own cost, please enter into a cleaning contract with us. Please allow 600 mm of working space around the windows for cleaning the interior windows and inspection.

(vi)

In order to maintain the cleanliness of both the premises and corridors, please notify us immediately of any stains or damage to floors and carpets. Please contact us if there is a possibility of water damage, as the floor is wired for telecommunications, electricity, and the like.

(vii)

The premises must be periodically inspected and treated for pests and vermin in conjunction with periodic pest control of the entire building. In order to ensure that the pest control is carried out effectively throughout the entire building, we will perform the pest control at your expense. Please note that we may enter the premises if we deem it necessary for appropriate pest control measures. Please inform the Management Office in advance if you intend to use fumigants.

(viii)	If there is a kitchen, please periodically clean and inspect grease traps, grease filters, drains, deodorizers, kitchen ducts, and the like.

(ix)	Please periodically clean and inspect any fire prevention equipment, air conditioning equipment, electrical equipment, distribution boards, and the like that you add.

5.	Security Devices

(i)	As the building is open to access by a large number of people, please take measures to prevent theft.

(ii)	In the event of a theft, please report it immediately to the police and also to the Disaster Prevention Center.

(iii)	When leaving the premises for the day, please perform a security check and lock the door securely.

(iv)	Please consult with us in advance if you intend to outsource security.

(v)	It is not permitted to create duplicate keys. If you lose a key, please notify us immediately. If you need a duplicate key, please contact us.

(vi)

Please appoint a security card administrator and handle the cards with care. If a security card is lost, please contact the Disaster Prevention Center immediately. If you wish to add a new security card or change the registration of an existing security card, please contact us. You are responsible for the cost of adding, registering, changing, or deleting a security card.

(vii)	If you find a suspicious person or object in the building, please notify the Disaster Prevention Center immediately.

6.	Disaster Prevention

(i)	Please take care to prevent fires. In case of fire, please call 119 (fire department) and the Disaster Prevention Center, and then attempt to extinguish the fire.

(ii)

Please appoint a fire prevention manager and disaster prevention manager in accordance with the Fire Service Act and related laws and ordinances and prepare and submit a notification of appointment of the fire prevention manager and disaster prevention manager and a fire prevention plan to the fire department and us. In addition, please notify the fire department of any changes in the fire prevention manager, disaster prevention manager, or fire prevention plan, and submit a copy of that notification to us. Please ensure adherence to the fire and disaster prevention management under the fire prevention plan. In particular, ensure that daily inspection items are inspected and recorded in the prescribed inspection record book.

(iii)

Please conduct inspections under the periodic inspection of property under fire prevention measures/disaster prevention inspection report system provided for in the Fire Service Act, and if an issue is discovered, immediately implement rectification measures, notify the fire department, and submit a copy of that notification to us.

(iv)

As a member of the Fire and Disaster Prevention Management Council, please cooperate in the fire and disaster prevention management of the entire facilities by participating in council meetings and disaster prevention drills.

(v)

Please maintain an awareness of the location and method of use of fire reporting equipment (emergency phones, etc.), fire extinguishing equipment (fire extinguishers, fire hydrants, etc.), emergency stairs, emergency exits, and evacuation equipment. Please take care not to interfere with firefighting activities or functions near fire extinguishers, emergency exits, fire doors, fireproof shutters, and other firefighting equipment. When installing fixtures and other items directly beneath a sprinkler, take care not to obstruct the sprinkler.

(vi)

Please periodically inspect and clean kitchen exhaust duct hoods, grease filters, and other equipment, as these are a fire hazard if not properly maintained. We will also conduct periodic on-site inspections.

(vii)

Please maintain the prescribed number of fire extinguishers in the premises. In particular, if using fire, please provide a dedicated fire extinguisher. Please also properly notify and report on periodic inspections of fire extinguishers as stipulated in the Fire Service Act.

(viii)	Please dispose of cigarette butts in the dedicated containers.

(ix)	It is not permitted to bring explosive, flammable, or other hazardous materials into the building.

(x)

It is not permitted to use oil stoves, propane gas, open-flame appliances, or other open-flame auxiliary heating equipment. A naked flame is defined as a red flame exposed outside the heat-generating element under normal conditions of use.

(xi)	Please check for fire hazards before leaving the premises.

(xii)	Please maintain necessary emergency rations in preparation for earthquakes and other disasters.

7.	Emergency Generator Power Supply Service

(i)	The electricity available through this service does not have the quality of commercial electricity normally supplied by utilities, and is not a constant-frequency, constant-voltage power source.

(ii)

When the service starts up, it takes time to switch the supply route from the commercial supply to the emergency generator, and supply will start after the switchover following a brief interruption. Another interruption will occur when the utility’s grid is restored and the supply route is switched from the emergency generator route back to the commercial supply.

(iii)	This service does not guarantee power supply, and there may be cases where the service cannot be provided.

(iv)	Please submit a separate agreement regarding the use of the emergency generator power supply service.

III.	Contact Details for Status Reporting and Emergency Contact

Please fill out the designated form with your emergency contact information and submit it to us. Please inform us of any changes in the information on the form.

IV.	Staff Access to the Premises

We may enter the premises without consent when necessary for administrative purposes. In such case, you will be notified after the fact.

These bylaws are subject to change for administrative reasons. You will be notified of any such changes, and must comply with the amended bylaws. Please ensure that all employees and contractors comply with these bylaws.

Mitsubishi Estate Company, Limited; Mitsubishi Estate Property Management Co., Ltd.

Table of Construction Work

Construction A (Basic Construction/Original Condition): Refers to basic construction to be designed and constructed at the lessor’s expense (for restoration, the lessee is responsible for the cost, and the construction company designated by the lessor is responsible for performing the work)

Construction B (Construction Borne by Lessee 1): Construction at the lessee’s expense, based on the design by the lessee’s designated designer, to be performed by the lessor and the construction company designated by the lessor.

Construction C (Construction Borne by Lessee 2): Construction at the lessee’s expense, designed and supervised by an architect designated by the lessee, and constructed by a construction company selected by the lessee. As the lessor does not undertake Construction C, the lessor is not involved in the construction itself, but the lessee shall notify and discuss the details of the construction with the lessor in advance.

Office 1/2

Work Category	Details of Work	Construction A	Construction B	Construction C	Remarks
Building construction	Floor	FA floor (H=100mm) + tile carpet 500mm square (dust-proof coating on slab)	Tenant work involving changes to Construction A (e.g., changes in finishes, etc.)	Tenant work that does not involve changes to Construction A or B.
	Skirting boards	Vinyl skirting board	Tenant work involving changes to Construction A (e.g., changes in finishes, etc.)	Same as above
	Ceiling	System ceiling (600 x 600 mm grid-type), mineral wool sound-absorbing panels	Tenant work involving changes to Construction A (e.g., changes in finishes, etc.)	Same as above
	Walls	Noncombustible gypsum board EP coating	Tenant work involving changes to Construction A (e.g., changes in finishes, etc.)	Same as above
	Entrance/exit door (boundary between common area and private area)	Steel construction (double doors)	Tenant work involving changes to Construction A (e.g., changes in specifications, etc.)	Same as above
	Interior partitions	None	All after Construction A (details to be discussed)	Same as above
	Window sills, blind boxes, blinds	Window sills, blind boxes, blinds	Tenant work involving changes to Construction A	Same as above
	Other	Installation of internal staircase (PC flooring, structural reinforcement of small beams at openings)	Tenant work involving changes to Construction A	Same as above	In principle, no changes are allowed to the parts that affect the overall exterior. Installation of interior stairs will be handled after construction is completed.
Electrical equipment work	• Electric light fixtures	LED lighting for system ceiling with louvers	Change/increase/relocation of light fixtures	None
	Flashing	Remote control switch installed near the entrance/exit door	Extension and relocation due to interior dressing	None
	Lighting control	Automatic dimming control based on brightness (initial luminance compensation, daylight control)	Extension and relocation due to interior dressing	None
	• Outlets inside OA floor	None	Harness joint box	None	Outlet capacity is 50 VA/m2
	Floor outlets	None	OA tap	None
	Wall outlets	Cleaning outlets	Relocation of cleaning outlets and installation of wall outlets	None
	• Distribution panels	Tenant distribution panel installed in each tenant compartment	Construction A distribution board expansion and relocation	None

j	BCP work

Capable of supplying up to 1

j15VA/m2 of security power on each floor

Capable of supplying up to 3j10VA/m2 of security power on each floor

* However, the total of 1j and 3j shall not exceed 15 VA/m2. 1j trunk line is laid from the business sub-electrical room to the branching panel in the EPS on each floor (switchgear stop). 3j stops at the business sub-electrical room

Install tenant generator room

Secure main line, smoke-suppression, and exhaust routes from tenant generator room to tenant EPS

			Change in Construction A Installation of electrical metering equipment (installation of meter and connection to the billing system) All after Construction A	None	Fuel (heavy oil A) to supply power from the building emergency generator is shared from the oil tank for the building emergency generator. If the assumed capacity of one of the tenant generator rooms is exceeded, will discuss
	Metering	Metering (electrical meter) for each tenant distribution panel Install a small outlet meter (no inspection) for metering Lighting power: Calculated by subtracting the amount from the parent meter	Expansion and relocation work Installation of electrical metering equipment (installation of meter and connection to the billing system)	None
	• Power equipment Power source type	Three-phase 3-wire 200V
	Hand switch	1 per floor	Expansion work and all after Construction A	None	Assumed power supply capacity of 10 VA/m2 for power equipment in private area
	Metering	Space for electrical metering equipment available (in EPS on each floor)	Installation of electrical metering equipment (installation of meter and connection to the billing system)	None
	BCP work	Install a spare breaker in the distribution panel (each floor can be supplied with a 3j10VA/m2 security power supply)	All after Construction A
	Telephone equipment Telephone cables	Installation of IDF for each tenant and wiring to IDF	Expansion work, fire compartment penetration work	Wiring and communication equipment supply and installation work after Construction A and B
	Optical cable facilities for telecommunications	Prepare route (piping or rack) between MDF and common EPS on each floor	New piping installation work, fire compartment penetration work
	• Shared TV viewing facilities	Wiring to tenant EPS and installation of 2 distributors for each tenant EPS	All after Construction A Expansion of building basic facilities Fire compartment penetration work in common areas	Receiving equipment installation	UHF/BS/110°cs CS broadcasting requires separate contract
	• Cable broadcast equipment	Prepare route (piping or rack) to common EPS on each floor	New piping installation work, fire compartment penetration work	All after Construction A and B	Cannot be shared with emergency broadcast speakers Requires separate contract with cable broadcasting company
	• Security	Installation of card readers (IC card type) at each tenant entrance Empty piping is provided for additional card readers on the tenant side

Expansion and relocation work and associated renovation of security monitoring panels in the Disaster Prevention Center

Changes to fixtures and fittings in Construction A due to installation of custom security equipment

				Installation of custom security equipment	Space and piping installed near the card reader installation site during Construction A to allow intercom installation during Construction C

Office 2/2

Work Category	Details of Work	Construction A	Construction B	Construction C	Remarks
Air-conditioning installation	• Heat source equipment	Standard heat source equipment	None	None
	• Air-conditioning equipment	Standard air-conditioning system

Change in specifications of standard air conditioners and addition of air conditioners

Hydrothermal PAC: cooling enhancement support

Air-cooled PACs: Space for outdoor units available on each floor from 8F to 30F

				None	Restrictions on outdoor unit installation space
	BCP work	None	Air-cooled PAC installation with safety power supply	None
	• Local exhaust ventilation in leased premises	Standard ventilation system Ventilation using outside air conditioner Up to standard exterior wall gullies and chamfers	All expansion, relocation, and changes to fixtures All after Construction A	None	Smoking room exhaust, pressure-absorbing ducts, etc.
	BCP work	Ventilation and air-conditioning using outside air conditioner	None	None
	Kitchen	None	None	None	None
	• Air-conditioning duct, outlet, inlet	Standard equipment	Expansion, relocation, and modification work	None	Office has ceiling return chamber
• Piping
	Heat source water allows expansion (Cooling only)	Protruding branch valve in MR (4 locations on each floor)	All after Construction A (including installation of thermometers and connection work for BMS billing)	None
	Drains allow expansion	Branch and plug stopper in PS (4 locations on each floor)	All after Construction A	None
	• Automatic control	Automatic controls related to Construction A equipment installation	Modification of Construction A and all after Construction A	None
	• Centralized monitoring	Centralized monitoring equipment related to Construction A equipment installation	All after Construction A (including summary change)	None
Sanitary facilities installation	Water supply equipment	Piping valve stop in anticipated area in PS (2 locations on each floor)	All after Construction A (horizontal piping, water meters, sanitary fixtures, metering and wiring work at the central monitoring panel, water leakage sensors, waterproofing work, fire prevention compartment penetration, etc.)	None
Drainage system

Waste water: Plug stop in anticipated area in PS (2 locations on each floor)

Kitchen drainage: Plug stop in anticipated area in PS (1–2 locations on each floor)

Ventilation: Air piping plug stop in anticipated area in PS (2 locations on each floor)

				None	Floor level may need to be raised, and there are restrictions on the location and availability of use depending on the condition of the lower floor, etc.
	Gas facilities	Piping valve stop in anticipated area in PS (1 location on each floor)	All after Construction A	None
	Hot-water supply system	None	All	None	Electric water heater anticipated
	Sanitary equipment	None	All	None
	Kitchen equipment	None	None	All
Disaster prevention equipment	Automatic fire alarm equipment	Standard legally required equipment	Expansion and relocation work	None	By law
	Smoke extraction equipment	Standard equipment	Changes due to interior dressing	None	By law, etc.
	Sprinkler system	Standard legally required equipment (wet sprinkler)	Expansion and relocation work	None	By law
	Emergency broadcasting equipment	Standard legally required equipment Cut relay wiring for BGM to each EPS	Expansion and relocation work All after Construction A w/r/t cut relay	None	By law
	Guide light equipment	Standard legally required equipment	Expansion and relocation work	None	By law
	Emergency lighting equipment	Standard legally required equipment (separate battery type)	Expansion and relocation work	None	By law
	Nitrogen gas fire extinguishing system	None	All	None	By law
	Fire extinguishers	None	None	Fire extinguisher installation	Walking distance 20 m and minimum installation.

Sign construction	Door display	Sign blades and area numbers installed next to entrance doors	Company name text	None	Design and display details to be discussed separately
	Non-door display	Floor information boards on each floor and general information boards at entrances	Change at tenant’s request (building-specified typeface only)	None